Exhibit 4.1

ITC HOLDINGS CORP.

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

Fifth Supplemental Indenture

Dated as of May 16, 2014

Supplemental to the Indenture dated as of July 16, 2003

and

Second supplemental Indenture dated as of October 10, 2006

5.875% Senior Notes Due 2016

6.375% Senior Notes Due 2036

FIFTH SUPPLEMENTAL INDENTURE, dated as of May 16, 2014 (herein called the “Fifth Supplemental Indenture”), between ITC Holdings Corp., a corporation duly organized and existing under the laws of the State of Michigan (hereinafter called the “Company”), and The Bank of New York Mellon Trust Company, N.A. (f.k.a. The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as Trustee under the Indenture referred to below (hereinafter called the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered that certain Indenture, dated as of July 16, 2003 (the “Base Indenture”), as amended and supplemented by the second supplemental indenture, dated as of October 10, 2006 (together with the Base Indenture, the “Indenture”);

WHEREAS, on October 10, 2006, the Company issued $255,000,000 in aggregate principal amount of its 5.875% Senior Notes due 2016 (the “2016 Senior Notes”) and $255,000,000 in aggregate principal amount of its 6.375% Senior Notes due 2036 (the “2036 Senior Notes” and, together with the 2016 Senior Notes, the “Notes”);

WHEREAS, $255,000,000 in aggregate principal amount of the 2016 Senior Notes and $255,000,000 in aggregate principal amount of the 2036 Senior Notes are currently outstanding;

WHEREAS, Section 9.2 of the Indenture provides that, with the consent of Holders (as defined in the Indenture) of a majority in aggregate principal amount of the Notes then outstanding (voting together as a class), the Company and the Trustee may enter into an indenture supplemental to the Indenture to, for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company has: (i) offered to purchase for cash any and all of the outstanding Notes (the “Offer”) and (ii) solicited (the “Consent Solicitation”) consents (the “Consents”) to amend the Indenture to modify certain of the covenants applicable to the Notes contained in the Indenture (collectively, the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the offer to purchase and consent solicitation statement, dated May 2, 2014 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related letter of transmittal and consent (as it may be amended or supplemented, which together with the Offer to Purchase, constitute the “Offer”);

WHEREAS, in connection with the Offer, the Company will, upon satisfaction of certain conditions set forth in the Offer to Purchase, pay an aggregate cash payment equal to $1,117.39 per $1,000 aggregate principal amount of 2016 Senior Notes and $1,243.27 per $1,000 aggregate principal amount of 2036 Senior Notes (together, the “Total Consideration”), which comprises (a) $1,087.39 per $1,000 principal amount of the 2016 Senior Notes for which such Notes are validly tendered and unrevoked or $1,213.27 per $1,000 principal amount of the 2036 Senior Notes for which such Notes are validly tendered and unrevoked (together, the “Tender Offer Consideration”) and (b) $30.00 per $1,000 principal amount of the Notes for which consents to the Proposed Amendments are validly delivered and unrevoked to D.F. King & Co., Inc. (the “Depositary”) on behalf of the Holders who delivered such valid and unrevoked tenders and consents on or prior to 5:00 P.M., New York City time, on May 15, 2014 (the “Consent Expiration Date”). In addition, the Company will, upon satisfaction of certain conditions set forth in the Offer to Purchase, pay an aggregate cash payment equal to $2.50 per $1,000 aggregate principal amount of Notes for which consents to the Proposed Amendments are validly delivered and unrevoked to the Depositary on behalf of the Holders who delivered such valid and unrevoked consents without tendering Notes on or prior to the Consent Expiration Date (the “Consent Payment”);

WHEREAS, the Company’s ability to effect the Proposed Amendments is conditioned upon, among other things, the Proposed Amendments to the Indenture set forth herein having been approved by the requisite consents (and this Fifth Supplemental Indenture in respect thereof having been executed and delivered), with such Proposed Amendments shall cease to be operative if the Company does not pay the Total Consideration, the Tender Offer Consideration or the Consent Payment, as applicable, to the Depositary or, upon the Depositary’s instructions, The Depository Trust Company on behalf of the Holders;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Fifth Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.2 of the Indenture, all action on the part of the Company necessary to authorize the execution and delivery of this Fifth Supplemental Indenture has been duly taken;

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (voting together as a class), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Fifth Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Fifth Supplemental Indenture an Opinion of Counsel stating that the execution of this Fifth Supplemental Indenture is authorized or permitted by the Indenture as contemplated by Section 9.3 of the Indenture and (3) the Company have satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Fifth Supplemental Indenture.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Except to the extent such terms are otherwise defined in this Fifth Supplemental Indenture or the context clearly requires otherwise, all terms used in this Fifth Supplemental Indenture which are defined in the Indenture, have the meanings assigned to them therein.

ARTICLE TWO

AMENDMENTS TO INDENTURE AND NOTES

Section 2.1            Amendments to Section 1.1 of the Base Indenture. The text of Section 1.1 of the definition of “First Mortgage Indenture” contained in Section 1.1 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“First Mortgage Indentures” means, collectively, (i) the First Mortgage and Deed of Trust, dated as of July 15, 2003, between International Transmission Company and BNY Midwest Trust Company (succeeded by The Bank of New York Trust Company, N.A.), as trustee, (ii) the First Mortgage Indenture, dated as of December 10, 2003, between Michigan Electric Transmission Company, LLC and JPMorgan Chase Bank (succeeded by The Bank of New York Trust Company, N.A.), as trustee, (iii) the First Mortgage and Deed of Trust, dated as of January 14, 2008, between ITC Midwest LLC and The Bank of New York Trust Company, N.A. (succeeded by The Bank of New York Mellon Trust Company, N.A.), as trustee, and (iv) any mortgage bond indenture or other document similar to (i) through (iii) above that secures indebtedness of any Subsidiary by creating Liens on the assets of such Subsidiary similar to those created by (i) through (iii) above, and in the case of each of (i) through (iv) above, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

In addition, Section 1.1 of the Base Indenture is amended by deleting from such Section those defined terms and section references that, by virtue of the amendments effected by this Fifth Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby.

Section 2.2            Modification of Section 6.11 of the Base Indenture. The last paragraph of Section 6.11 of the Base Indenture is deleted in its entirety and replaced with the following:

No successor Trustee with respect to any series of Securities shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible with respect to that series under this Article 6.  No Person who serves as Trustee shall have any responsibility or liability for the action or any inaction of a successor Trustee.

Section 2.3            Modification of Section 6.14 of the Base Indenture. The first paragraph of Section 6.14 of the Base Indenture is deleted in its entirety and replaced with the following:

From time to time the Trustee may appoint one or more Authenticating Agents with respect to one or more series of Securities with power to act on the Trustee’s behalf and subject to its direction in the authentication and delivery of Securities of such series or in connection with transfers and exchanges under Sections 3.4, 3.5, 3.6 and 11.7 hereof as fully to all intents and purposes as though the Authenticating Agent had been expressly authorized by those Sections of this Indenture to authenticate and deliver Securities of such series. For all purposes of this Indenture, the authentication and delivery of Securities by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication and delivery of such Securities “by the Trustee”. Each such Authenticating Agent shall be acceptable to the Company and shall at all times be a Corporation organized and doing business under the laws of the United States, any state thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by Federal, state or District of Columbia authority. If such Corporation publishes reports of condition at least annually pursuant to law or the requirements of such authority, then for the purposes of this Section 6.14 the combined capital and surplus of such Corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 6.14, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 6.14.  If the Authenticating Agent has or shall acquire any conflicting interest, as defined in Section 310(b) of the Trust Indenture Act, with respect to Securities of any series, the Authenticating Agent shall take action as is required pursuant to said Section 310(b).

Section 2.4            Insertion of Section 6.15 to the Base Indenture. The following language is inserted as Section 6.15 of the Base Indenture:

Section 6.15          Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 2.5            Modification of Section 10.9(c) of the Base Indenture. The text of Section 10.9(c) of the Base Indenture is deleted in its entirety and replaced with the following:

Liens to secure Indebtedness issued under any First Mortgage Indenture;

Section 2.6            Modification of Section 10.11 of the Base Indenture. The text of Section 10.11 of the Base Indenture is deleted in its entirety and replaced with the following:

(a) The Company, pursuant to Section 314(a) of the Trust Indenture Act, shall file with the Trustee, within 15 days after the Company files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided that any such information, documents or reports filed electronically with the

Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with, and delivered to, the Trustee; provided, further, the Company shall notify the Trustee if it shall fail to so file any such information, documents or reports with the Commission.

(b) The Company, pursuant to Section 314(a) of the Trust Indenture Act, shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and transmit by mail to all Holders of the Securities, at their names and addresses as they appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (a) and (b) of this Section, as may be required by rules and regulations prescribed from time to time by the Commission; provided that any such information, documents or reports filed electronically with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with, and delivered to, the Trustee and the Holders; provided, further, the Company shall notify the Trustee if it shall fail to so file any such information, documents or reports with the Commission.

(c) The Trustee shall have no duty to monitor whether the Company so files any such information, documents or reports with the Commission, and in the absence of receiving the notice referenced in the preceding clauses (a) and (b), the Trustee shall be entitled to presume that the Company has so filed such information, documents or reports. Delivery of such reports, information and documents to the Trustee is for informational purposes only and shall not constitute a representation or warranty as to the accuracy or completeness of the reports, information or documents. The Trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officers’ Certificate).

(d) Further, the Company shall furnish to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the relevant Securities are not freely transferable under the Securities Act.

Section 2.7            Amendments to Notes.  The Notes are hereby amended to delete all provisions inconsistent with the other amendments to the Indenture effected by this Fifth Supplemental Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.1            Execution as Supplemental Indenture. This Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Indenture, this Fifth Supplemental Indenture forms a part thereof.

Section 3.2            Conflict with Trust Indenture Act. This Fifth Supplemental Indenture may, but is not, as of the date first written above, required to be, qualified under and subject to the Trust Indenture Act. If this Fifth Supplemental Indenture shall become qualified under and subject to the Trust Indenture Act, then if any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Indenture, which is required to be included in this Fifth Supplemental Indenture, or in the Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable. Except as expressly provided otherwise herein, any reference herein to a requirement under the Trust Indenture Act shall apply only upon and so long as this Fifth Supplemental Indenture shall become qualified under and subject to the Trust Indenture Act.

Section 3.3            Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4            Successors and Assigns. All covenants and agreements by the Company and the Trustee in this Fifth Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 3.5            Separability Clause. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6            Benefits of Fifth Supplemental Indenture. Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.

Section 3.7            Execution and Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.8            Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York except that if this Fifth Supplemental Indenture shall become qualified under and subject to the Trust Indenture Act, this Fifth Supplemental Indenture shall be governed by the Trust Indenture Act to the extent that the Trust Indenture Act shall be applicable.

Section 3.9            Effectiveness. The provisions of this Fifth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.  Notwithstanding the foregoing sentence, the provisions of this Fifth Supplemental Indenture shall become operative only upon the Company’s purchase of the tendered Notes and payment for the Consents received pursuant to the Offer and the Consent Solicitation. If such purchase and payment shall not occur, the amendments to the Indenture effected by this Fifth Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof.  The Company shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

ITC HOLDINGS CORP.

By:	/s/ Cameron M. Bready
Name:	Cameron M. Bready
Title:	Executive Vice President and Chief
Financial Officer

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to Supplemental Indenture]